Exhibit 99.1

Washington Banking Company Posts Profitable Results in 2Q09

OAK HARBOR, WA – July 23, 2009 – Washington Banking Company (NASDAQ: WBCO), the holding company for Whidbey Island Bank, today reported that core deposit growth, efficient operating metrics and strong capital ratios contributed to profitability for the second quarter and first half of 2009. Income available to common shareholders was $818,000, or $0.09 per diluted common share, in the quarter ended June 30, 2009, compared to $1.2 million, or $0.13 per diluted common share, in the first quarter of 2009, and $2.4 million, or $0.25 per diluted common share, in the second quarter a year ago. For the first six months of 2009, net income available to common shareholders after preferred dividend payments of $772,000, was $2.0 million, or $0.21 per diluted common share, compared to $4.8 million, or $0.50 per diluted common share, which included no preferred dividends in the first six months of 2008.

“With a strong capital position and a relatively healthy loan portfolio, we are attracting new deposits and making loans to meet the needs of our customers. Although our total loans were down slightly from the previous period, we actually originated over $40 million in new loans during the second quarter – we are clearly open for business,” said Jack Wagner, President and CEO. “At the same time, we continue to build our reserves, conserve capital and focus on operations as the recession in our region continues to take its toll on jobs. While our asset quality remains well above our peers, both regionally and nationally, we are continuing to add to our reserves and remain diligent in our portfolio management.”

Conference Call Information
Management will host a conference call tomorrow, July 24, 2009, at 10:00 a.m. PDT (1:00 p.m. EDT) to discuss the results. The call will also be broadcast live via the internet at www.wibank.com. Investment professionals and all current and prospective shareholders are invited to access the live call by dialing 480-629-9722 using Call ID 4106197 at 10:00 a.m. PDT. To listen to the call online, either live or archived, visit the Investor Relations page of Whidbey Island Bank’s website at www.wibank.com.

Second Quarter 2009 Financial Highlights (June 30, 2009 compared to June 30, 2008)

  Capital ratios remained well above the regulatory requirements for well-capitalized institutions, with Tier 1 Capital to risk-adjusted assets of 14.99% compared to 11.54%. Tangible common equity to assets stood at 8.89% compared to 8.58% a year earlier.

  Relatively good asset quality was maintained in a very difficult economic environment with nonperforming assets to total assets at 1.08%, up from 0.41%.

  Reserves grew to 1.80% of total loans, up 40 basis points year-over-year.

  The provision for loan losses was $3.0 million in the second quarter, bringing year-to- date provisions to $5.5 million.

  Total loans were $821 million, almost unchanged from $825 million.

  Book value per common share increased 7% to $8.71 compared to $8.17.

  Core deposits, consisting of transaction accounts and CDs under $100,000, were $600 million and accounted for 76% of total deposits.

  Washington Banking was added to the Russell 2000 index of small-cap companies at the end of June 2009.

WBCO – 2Q09 Profits
July 23, 2009

Credit Quality
“While our loan portfolio continues to remain diversified by both type and size and our asset quality metrics continue to perform better than peer averages at the national and regional levels, further deterioration in our loan portfolio is anticipated,” said Joe Niemer, Chief Credit Officer. According to the FDIC as of March 31, 2009, the average ratio of nonperforming assets to total assets was 2.32% for all commercial banks nationally and 6.48% for all commercial banks in the state of Washington. Washington Banking’s nonperforming assets totaled $10.1 million, or 1.08% of total assets at June 30, 2009, compared to $10.3 million, or 1.12% of total assets at March 31, 2009, and $3.7 million, or 0.41% of total assets, a year ago. Nonperforming assets consist of nonaccrual loans, accruing loans 90 days or more past due, restructured loans and other real estate owned (OREO).

“Our exposure to residential construction and land development loans, although only 15% of the total loan portfolio, continue to show signs of stress,” Niemer continued. “We are building reserves primarily for these loans. And although we are seeing some signs of a bottoming, we do recognize the possibility of further deterioration in our construction and land development loans in the next quarter or two. This deterioration would primarily be reflected in an increase in our level of nonperforming assets.” Net charge-offs in the second quarter were $1.6 million, or 75 basis points of average loans, compared to $869,000, or 42 basis points of average loans for the same period a year ago. Year-to-date, net charge-offs were $2.9 million, or 72 basis points of average loans, compared to $1.6 million, or 40 basis points for average loans in the first six months of 2008. Net charge-offs in the indirect lending portfolio were $228,000 in the second quarter, down from $445,000 in the first quarter, and up from $214,000 in the second quarter a year ago. For the first half of 2009, indirect net charge-offs were $672,000 or 1.27% of average indirect loans, compared to $405,000, or 0.73% of indirect loans in the first half of 2008.

Boosted by the $5.5 million provision for loan losses booked in the first half of 2009, the allowance for loan losses increased to $14.8 million, or 1.80% of total loans at quarter end, compared to $11.6 million, or 1.40% at June 30, 2008.

Capital
Washington Banking’s capital ratios were very strong at the end of the second quarter, which included the $26.4 million raised from the sale of preferred shares to the U.S. Treasury in January of this year. Tier 1 capital ratio was 14.99% up from 14.94% at March 31, 2009, and 11.54% a year ago. The total risk-based capital ratio was 16.25% at June 30, 2009, compared to 16.19% at March 31, 2009, and 12.79% at June 30, 2008. All regulatory ratios continue to exceed the “well-capitalized” requirements established by regulators. Washington Banking’s tangible common equity at quarter end was equal to 8.89% of total assets.

“Each quarter our board of directors reviews our dividend payment on common shares, and at our board meeting being held today, I am recommending that we temporarily reduce dividend payments until the regional economy begins to show signs of recovery,” said Wagner. “The dividend payment is reviewed in light of earnings, the regional economic outlook and capital requirements. With the issuance of the preferred shares I believe it is prudent to conserve capital in order to put the Company in a position to be able to redeem preferred shareholders on an accelerated schedule, if appropriate. Washington Banking, however, has paid a quarterly cash dividend since its 1998 initial public offering, and we are very aware of the needs of our shareholders.”

Balance Sheet

WBCO – 2Q09 Profits
July 23, 2009

At June 30, 2009, total assets increased 3% to $935 million compared to $904 million a year ago. Total net loans decreased 1% to $806 million from $813 million a year ago and $816 million at the end of the first quarter of 2009.

Total deposits were up 3% in the quarter and 7% year-over-year at $788 million at June 30, 2009, compared to $763 million at the end of March and $733 million a year ago. Year-over-year, money market accounts increased 19% and now comprise 19% of total deposits. Time deposits increased 3% to $363 million and accounted for 46% of total deposits with a very small component of brokered deposits. “We are continuing to build our core deposit base and are seeing very strong new account growth,” said Rick Shields, Chief Financial Officer. Core deposits, excluding brokered CDs and time deposits over $100,000, represent 76% of all deposits, up from 73% a year ago.

Retained earnings increased 7% to $47.5 million, bringing common shareholder equity to $8.71 per share at June 30, 2009, compared to $8.17 per share a year ago. Following the $26.4 million capital infusion from the preferred shares issued to the U.S. Treasury, total shareholders’ equity was $107.9 million.

Operating Results
Bolstered by premiums received from loan sales and annuity commissions, revenue (fully tax equivalent) was $20.0 million in the second quarter of 2009, compared to $11.5 million for the first quarter and $11.1 million a year ago. Net interest income, before the provision for loan losses, grew 5% in the second quarter to $9.8 million from $9.3 million in both the previous and year ago quarters. Year-to-date revenue increased 4% to $23.2 million from $22.3 million in the first six months a year ago. Net interest income before provision for loan losses increased 1% to $19.1 million from $18.9 million a year ago.

Noninterest income rose to $2.1 million in the second quarter, up 4% from the prior quarter at $2.0 million and up 27% from $1.6 million a year ago. For the first six months of 2009, noninterest income grew 19% to $4.1 million from $3.4 million in the first half of 2008. “We are still generating solid volumes from residential mortgage lending for both new purchase and refinance activity, although we believe demand is starting to moderate and expect volumes will slow in the second half of the year,” Shields noted.

Net interest margin was 4.57% in the second quarter of 2009, up 6 basis points from the first quarter and 2 basis points from the year ago quarter. For the first six months of the year, net interest margin was 4.54% down from 4.63% in the like period a year ago.

Second quarter noninterest expense was up 10% in the quarter and 14% from a year ago primarily related to the $400,000 FDIC special assessment levied in the 2009 second quarter and costs associated with opening the new Smokey Point branch and relocating the administrative center in Burlington. Operating expenses were $7.2 million in the second quarter compared to $6.5 million in the first quarter and $6.3 million in the second quarter a year ago. For the first six months of 2009, noninterest expense was $13.7 million, up 4% from $13.2 million in the first six months of 2008. The efficiency ratio during the second quarter of 2009 was 59.72%, compared to 57.07% reported in the linked quarter, and 56.88% a year ago. Year-to-date, the efficiency ratio improved slightly to 58.43% compared to 58.46% in the first six months of 2008. Return on average assets and return on average common equity were 0.53% and 5.90%, respectively, for the second quarter of 2009 and 0.62% and 5.00%, respectively, for the first half of 2009.

ABOUT WASHINGTON BANKING COMPANY

WBCO – 2Q09 Profits
July 23, 2009

Washington Banking Company is a bank holding company based in Oak Harbor, Washington, that operates Whidbey Island Bank, a state-chartered full-service commercial bank. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. Whidbey Island Bank operates 18 full-service branches located in five counties in Northwestern Washington. In June 2009, Washington Banking was added to the Russell 2000 Index, a subset of the Russell 3000 Index. Both indices are widely used by professional money managers as benchmarks for investment strategies.

www.wibank.com

This news release may contain forward-looking statements that are subject to risks and uncertainties. These forward-looking statements describe management's expectations regarding future events and developments such as future operating results, growth in loans and deposits, credit quality and loan losses, and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The words “anticipate,” “expect,” “will,” “believe,” and words of similar meaning are intended, in part, to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic condition; (2) changes in interest rates and their impact on net interest margin; (3) competition among financial institutions; (4) legislation or regulatory requirements; and (5) the ability to realize the efficiencies expected from investment in personnel and infrastructure. Washington Banking Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.

WBCO – 2Q09 Profits
July 23, 2009

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)	Quarter Ended	Quarter Ended	Three	Quarter Ended	One
($ in thousands, except per share data)	June 30,	March 31,	Month	June 30,	Year
	2009	2009	Change	2008	Change
Interest Income
Loans	$13,244	13,000	2%	$14,383	-8%
Taxable Investment Securities	141	136	3%	96	47%
Tax Exempt Securities	95	67	40%	51	86%
Other	8	2	248%	3	197%
Total Interest Income	13,488	13,205	2%	14,533	-7%

Interest Expense
Deposits	3,386	3,519	-4%	4,542	-25%
Other Borrowings	114	133	-15%	359	-68%
Junior Subordinated Debentures	180	224	-20%	284	-37%
Total Interest Expense	3,680	3,876	-5%	5,185	-29%

Net Interest Income	9,808	9,329	5%	9,348	5%

Provision for Loan Losses	3,000	2,450	22%	1,050	186%
Net Interest Income after Provision for Loan Losses	6,808	6,879	-1%	8,298	-18%

Noninterest Income
Service Charges and Fees	853	858	-1%	711	20%
Electronic Banking Income	348	310	12%	347	0%
Investment Products	161	170	-5%	39	316%
Bank Owned Life Insurance Income	112	94	20%	121	-7%
Income from the Sale of Loans	301	270	11%	51	488%
SBA Premium Income	16	18	-11%	45	-65%
Other Income	282	283	-1%	324	-13%
Total Noninterest Income	2,073	2,003	4%	1,638	27%

Noninterest Expense
Compensation and Employee Benefits	3,437	3,424	0%	3,798	-9%
Occupancy and Equipment	1,071	1,033	4%	902	19%
Office Supplies and Printing	207	171	21%	120	72%
Data Processing	146	131	11%	153	-5%
Consulting and Professional Fees	211	278	-24%	147	44%
Other	2,115	1,509	40%	1,208	75%
Total Noninterest Expense	7,187	6,546	10%	6,328	14%

Income Before Income Taxes	1,694	2,336	-27%	3,608	-53%
Provision for Income Taxes	463	762	-39%	1,187	-61%
Net Income	1,231	1,574	-22%	2,421	-49%
Preferred Dividends	413	359	15%	-	100%
Net Income Available to Common Shareholders	$818	$1,215	-33%	$2,421	-66%
Earnings per Common Share
Net Income per Share, Basic	$0.09	$0.13	-31%	$0.25	-64%

Net Income per Share, Diluted	$0.09	$0.13	-31%	$0.25	-64%

Average Number of Common Shares Outstanding	9,530,000	9,507,000		9,464,000
Fully Diluted Average Common and Equivalent Shares Outstanding	9,552,000	9,527,000		9,519,000

WBCO – 2Q09 Profits
July 23, 2009

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)	Six Months Ended		One
($ in thousands, except per share data)	June 30,		Year
	2009	2008	Change
Interest Income
Loans	$26,245	$29,744	-12%
Taxable Investment Securities	277	206	34%
Tax Exempt Securities	162	102	59%
Other	10	8	25%
Total Interest Income	26,694	30,060	-11%

Interest Expense
Deposits	6,905	9,837	-30%
Other Borrowings	247	663	-63%
Junior Subordinated Debentures	404	689	-41%
Total Interest Expense	7,556	11,189	-32%

Net Interest Income	19,138	18,871	1%

Provision for Loan Losses	5,450	2,075	163%
Net Interest Income after Provision for Loan Losses	13,688	16,796	-19%

Noninterest Income
Service Charges and Fees	1,711	1,437	19%
Electronic Banking Income	658	661	0%
Investment Products	331	167	98%
Bank Owned Life Insurance Income	205	222	-8%
Income from the Sale of Loans	570	141	304%
SBA Premium Income	33	189	-83%
Other Income	568	615	-8%
Total Noninterest Income	4,076	3,432	19%

Noninterest Expense
Compensation and Employee Benefits	6,861	7,788	-12%
Occupancy and Equipment	2,104	1,851	14%
Office Supplies and Printing	378	240	58%
Data Processing	277	314	-12%
Consulting and Professional Fees	489	362	35%
Other	3,625	2,653	37%
Total Noninterest Expense	13,734	13,208	4%

Income Before Income Taxes	4,030	7,020	-43%
Provision for Income Taxes	1,225	2,262	-46%
Net Income	2,805	4,758	-41%
Preferred Dividends	772	-	100%
Net Income Available to Common Shareholders	$2,033	$4,758	-57%
Earnings per Common Share
Net Income per Share, Basic	$0.21	$0.50	-58%

Net Income per Share, Diluted	$0.21	$0.50	-58%

Average Number of Common Shares Outstanding	9,513,000	9,445,000
Fully Diluted Average Common and Equivalent Shares Outstanding	9,535,000	9,511,000

WBCO – 2Q09 Profits
July 23, 2009

CONSOLIDATED BALANCE SHEETS (unaudited)			Three		One
($ in thousands, except per share data)	June 30,	March 31,	Month	June 30,	Year
	2009	2009	Change	2008	Change
Assets
Cash and Due from Banks	$22,403	$17,019	32%	$22,783	-2%
Interest-Bearing Deposits with Banks	1,275	275	364%	515	147%
Fed Funds Sold	12,395	7,675	61%	3,280	278%
Total Cash and Cash Equivalents	36,073	24,969	44%	26,578	36%

Investment Securities Available for Sale	31,740	20,481	55%	11,310	181%

FHLB Stock	2,430	2,430	0%	2,880	-16%

Loans Held for Sale	4,385	2,665	65%	562	680%

Loans Receivable	820,776	829,142	-1%	824,600	0%
Less: Allowance for Loan Losses	(14,770)	(13,323)	11%	(11,585)	27%
Loans, Net	806,006	815,819	-1%	813,015	-1%

Premises and Equipment, Net	25,527	25,365	1%	24,662	4%
Bank Owned Life Insurance	17,028	16,916	1%	16,739	2%
Other Real Estate Owned	2,599	1,799	45%	1,198	117%
Other Assets	8,865	8,227	8%	6,933	28%
Total Assets	$934,653	$918,671	2%	$903,877	3%

Liabilities and Shareholders' Equity
Deposits:
Noninterest-Bearing Demand	$103,226	$98,564	5%	$91,764	12%
NOW Accounts	130,877	124,736	5%	126,307	4%
Money Market	146,115	142,176	3%	122,724	19%
Savings	44,766	43,024	4%	41,406	8%
Time Deposits	362,640	354,490	2%	350,667	3%
Total Deposits	787,624	762,989	3%	732,868	7%
FHLB Overnight Borrowings			100%	34,000	-100%
Other Borrowed Funds	10,000	20,000	-50%	30,000	-67%
Junior Subordinated Debentures	25,774	25,774	0%	25,774	0%
Other Liabilities	3,329	2,187	52%	3,699	-10%
Total Liabilities	826,727	810,950	2%	826,341	0%

Shareholders' Equity:
Preferred Stock (no par value) 26,380 Shares Authorized
Series A (Liquidation preference $1,000 per share);
26,380 Issued and Outstanding at 6/30/09 and 3/31/09;	24,827	24,744	0%	-	100%
none in 2008.

Common Stock (no par value) 13,679,757 Shares Authorized
9,538,899 Issued and Outstanding at 6/30/09,
9,529,322 at 3/31/09 and 9,487,560 at 6/30/08	35,456	35,468	0%	33,208	7%
Retained Earnings	47,527	47,246	1%	44,226	7%
Other Comprehensive Income	116	263	-56%	102	14%
Total Shareholders' Equity	107,926	107,721	0%	77,536	39%
Total Liabilities and Shareholders' Equity	$934,653	$918,671	2%	$903,877	3%

WBCO – 2Q09 Profits
July 23, 2009

ASSET QUALITY (unaudited)	Quarter Ended	Quarter Ended	Quarter Ended	Six Months Ended
($ in thousands, except per share data)	June 30,	March 31,	June 30,	June 30,
	2009	2009	2008	2009	2008

Allowance for Loan Losses Activity:

Balance at Beginning of Period	$13,323	$12,250	$11,404	$12,250	$11,126
Indirect Loans:
Charge-offs	(482)	(649)	(331)	(1,131)	(693)
Recoveries	254	204	117	459	288
Indirect Net Charge-offs	(228)	(445)	(214)	(672)	(405)

Other Loans:
Charge-offs	(1,508)	(1,132)	(773)	(2,640)	(1,432)
Recoveries	183	200	118	382	221
Other Net Charge-offs	(1,325)	(932)	(655)	(2,258)	(1,211)

Total Net Charge-offs	(1,553)	(1,377)	(869)	(2,930)	(1,616)
Provision for Loan Losses	3,000	2,450	1,050	5,450	2,075
Balance at End of Period	$14,770	$13,323	$11,585	$14,770	$11,585

Net Charge-offs to Average Loans:
Indirect Loans Net Charge-offs, to Avg Indirect Loans, Annualized (1)	0.86%	1.68%	0.77%	1.27%	0.73%
Other Loans Net Charge-offs, to Avg Other Loans, Annualized (1)	0.74%	0.53%	0.37%	0.63%	0.34%
Net Charge-offs to Average Total Loans (1)	0.75%	0.68%	0.42%	0.72%	0.40%

	June 30,	March 31,	June 30,
	2009	2009	2008
Nonperforming Assets

Nonperforming Loans (2)	$7,478	$8,474	$2,515
Other Real Estate Owned	2,599	1,799	1,198
Total Nonperforming Assets	$10,077	$10,273	$3,713

Nonperforming Loans to Loans (1)	0.91%	1.02%	0.30%
Nonperforming Assets to Assets	1.08%	1.12%	0.41%
Allowance for Loan Losses to Nonperforming Loans	197.52%	157.22%	460.64%
Allowance for Loan Losses to Loans (3)	1.80%	1.61%	1.40%

Loan Composition
Commercial	$95,935	$98,503	$97,572
Real Estate Mortgages
One-to-Four Family Residential	57,414	61,946	56,796
Commercial	346,322	334,236	322,943
Real Estate Construction
One-to-Four Family Residential	79,494	93,587	104,597
Commercial	39,183	44,206	45,359
Consumer
Indirect	104,178	106,139	109,167
Direct	95,652	87,877	85,603
Deferred Fees	2,598	2,648	2,563
Total Loans	$820,776	$829,142	$824,600

Time Deposit Composition
Time Deposits $100 and greater	$160,253	162,698	190,039
All Other Time Deposits	174,556	172,188	150,628
Brokered Deposits
CDARS (Certificate of Deposit Account Registry Service)	20,331	12,104	-
Non-CDARS	7,500	7,500	10,000
Total Time Deposits	$362,640	$354,490	$350,667

(1)	Excludes Loans Held for Sale.
(2)	Nonperforming loans includes nonaccrual loans plus accruing loans 90 or more days past due.

WBCO – 2Q09 Profits
July 23, 2009

FINANCIAL STATISTICS (unaudited)	Quarter Ended	Quarter Ended	Quarter Ended	Six Months Ended
($ in thousands, except per share data)	June 30,	March 31,	June 30,	June 30,
	2009	2009	2008	2009	2008
Revenues (1) (2)	$12,034	$11,473	$11,125	$23,507	$22,595

Averages
Total Assets	$929,932	$904,437	$890,997	$916,883	$885,639
Loans and Loans Held for Sale	830,591	825,694	823,052	828,156	817,090
Interest-Earning Assets	874,828	851,100	838,140	863,029	832,399
Deposits	773,037	750,807	736,991	761,983	739,835
Common Shareholders' Equity	$83,677	$80,897	$76,203	$81,922	$75,234

Financial Ratios
Return on Average Assets, Annualized	0.53%	0.71%	1.09%	0.62%	1.08%
Return on Average Common Equity, Annualized (3)	5.90%	6.10%	12.78%	5.00%	12.72%
Efficiency Ratio (2)	59.72%	57.07%	56.88%	58.43%	58.46%
Yield on Earning Assets (2)	6.26%	6.36%	7.04%	6.31%	7.33%
Cost of Interest-Bearing Liabilities	2.06%	2.23%	2.91%	2.14%	3.15%
Net Interest Spread	4.20%	4.13%	4.14%	4.17%	4.18%
Net Interest Margin (2)	4.57%	4.51%	4.55%	4.54%	4.63%

Book Value Per Share	$8.71	$8.71	$8.17

	June 30,	March 31,	June 30,	Regulatory Requirements
	2009	2009	2008	capitalized	capitalized
Period End
Total Risk-Based Capital Ratio - Consolidated	16.25% (4)	16.19%	12.79%	8.00%	N/A
Tier 1 Risk-Based Capital Ratio - Consolidated	14.99% (4)	14.94%	11.54%	4.00%	N/A
Tier 1 Leverage Ratio - Consolidated	14.28%	14.66%	11.50%	4.00%	N/A
Total Risk-Based Capital Ratio - Whidbey Island Bank	16.11% (4)	16.01%	12.58%	8.00%	10.00%
Tier 1 Risk-Based Capital Ratio - Whidbey Island Bank	14.86% (4)	14.76%	11.33%	4.00%	6.00%
Tier 1 Leverage Ratio - Whidbey Island Bank	14.15%	14.48%	11.28%	4.00%	5.00%

(1) Revenues is the fully tax-equivalent net interest income before provision for loan losses plus noninterest income.
(2) Fully tax-equivalent is a non-GAAP performance measurement that management believes provides investors with a more accurate picture of the net interest margin, revenues and efficiency ratio for comparative purposes. The calculation involves grossing up interest income on tax-exempt loans and investments by an amount that makes it comparable to taxable income.
(3) Return on average common equity is adjusted for preferred stock dividends.
(4) Capital ratios for the most recent period are an estimate pending filing of the Company's regulatory reports.